EXHIBIT 99.1

       ResCare Reports Strong Second Quarter Operating Results;
                   Company Affirms Earlier Guidance

    LOUISVILLE, Ky.--(BUSINESS WIRE)--Aug. 4, 2004--ResCare (NASDAQ/NM:RSCR), the nation's leading provider of services to persons with developmental and other disabilities and people with special needs, today announced results for the second quarter and six months ended June 30, 2004.
    Ronald G. Geary, ResCare chairman, president and chief executive officer, said, "Our strong performance in the second quarter, despite a difficult reimbursement environment, is particularly gratifying. Challenged by a worsening economy for the past two years, we became even more efficient. Now, as the economy is beginning to improve, we believe we are streamlined and well positioned to take full advantage of the upswing. With our tested and proven business model and the funding received from the recent Onex investment, we have a high level of confidence in our ability to increase our momentum and shareholder value."
    Revenues for the second quarter of 2004 increased 5% over the prior year period to a record $250.8 million. Net income was $4.5 million, an increase of 7% over the prior year. Net income included $791,000 of expenses related to payments required under the provisions of the director stock option plans as a result of the Onex investment. In addition, the second quarter includes the impact of an increase in the Company's effective tax rate to 39%, or $223,000, which is a result of the absence of the Work Opportunity Tax Credit compared with the prior year, since renewal legislation has not been passed. Excluding the Onex-related expenses, the tax rate change, and the accounting for the Beneficial Conversion Feature discussed below, the Company's diluted earnings per share would have been $0.19 for the second quarter, an increase of 12% over the prior year.
    During the second quarter, ResCare's net income attributable to common shareholders was affected by a non-cash reduction of $14.8 million as the result of the accounting for its sale of convertible preferred shares to affiliates of Onex Corporation. This non-cash item, known as a "Beneficial Conversion Feature," is a technical application of the Emerging Issues Task Force's (EITF) Issue 98-5 (1) and does not affect net income, cash flows or total shareholders' equity. The Beneficial Conversion Feature was determined by multiplying the number of common shares issuable upon conversion of the preferred shares by the difference between the market price of the common stock on the date of closing and the contractually agreed upon conversion price. Including the accounting for the Beneficial Conversion Feature, the Onex-related expenses and the tax rate change discussed above, net loss attributable to common shareholders for the quarter was $10.3 million, or $0.40 per share.
    "I want to emphasize that the accounting for the Beneficial Conversion Feature, recorded in accordance with EITF 98-5, has absolutely no impact on our net income, cash flows or total shareholders' equity in this quarter or any future quarter," Mr. Geary stated.
    The Company confirmed its earlier earnings guidance for 2004, which excludes the accounting for the Beneficial Conversion Feature associated with the Onex transaction. This guidance does not reflect any anticipated accretive effect from acquisitions in 2004 made possible by the Onex funding.
    In closing, Mr. Geary said, "This has been an eventful first half of the year. The Onex investment has further improved our prospects. In addition, I am pleased to report that our balance sheet is exceptionally strong. Days sales outstanding are at 45, the lowest in the history of the Company. Our ratios are excellent, and we are in a solid cash position and on target to meet or exceed our goal of $39 million in cash flow from operations for the full year. We will continue to focus on existing operations while adding value through selective acquisitions. We are excited about the second half of the year, and 2005 has the potential to be even better."
    A listen-only simulcast and replay of ResCare's second quarter conference call will be available online at www.rescare.com and www.fulldisclosure.com on August 5, 2004, beginning at 9:00 a.m. Eastern Time.

(1) Issue 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, of the Emerging Issues Task Force of the Financial Accounting Standards Board.

    From time to time, ResCare makes forward-looking statements in its public disclosures, including statements relating to expected financial results, revenues that might be expected from new or acquired programs and facilities, its development and acquisition activities, reimbursement under federal and state programs, financing plans, compliance with debt covenants and other risk factors, and various trends favoring downsizing, de-institutionalization and privatization of government programs. In our filings under the federal securities laws, including our annual, periodic and current reports, we identify important factors that could cause our actual results to differ materially from those anticipated in forward-looking statements. Please refer to the discussion of those factors in our filed reports.


                             RESCARE, INC.
                    Unaudited Financial Highlights
                 (In thousands, except per share data)

                            Three Months Ended      Six Months Ended
                                 June 30,              June 30,
                           --------------------  --------------------
                             2004       2003       2004       2003
                           ---------  ---------  ---------  ---------
Income Statement Data:
Revenues                    $250,844   $238,293   $496,026   $476,837
Facility and
 program expenses            225,133    214,225    445,595    428,303
                           ---------  ---------  ---------  ---------
  Facility and
  program contribution        25,711     24,068     50,431     48,534

Operating expenses:
 Corporate general
  and administrative           9,526      8,573     19,233     18,480
 Depreciation and
  amortization                 3,054      3,030      6,067      6,035
 Other expense
 (income), net                   749       (264)       750       (235)
                           ---------  ---------  ---------  ---------
  Total operating expenses    13,329     11,339     26,050     24,280
                           ---------  ---------  ---------  ---------
Operating income              12,382     12,729     24,381     24,254
Interest expense, net          4,956      6,120     10,041     12,257
                           ---------  ---------  ---------  ---------
Income before income taxes     7,426      6,609     14,340     11,997
Income tax expense             2,896      2,379      5,385      4,319
                           ---------  ---------  ---------  ---------
  Net income                   4,530      4,230      8,955      7,678
Non-cash beneficial
 conversion feature (1)      (14,784)        --    (14,784)        --
                           ---------  ---------  ---------  ---------
  Net (loss) income
   attributable to
   common shareholders      $(10,254)    $4,230    $(5,829)    $7,678
                           =========  =========  =========  =========

Basic and diluted earnings
 (loss) per common share      $(0.40)     $0.17     $(0.23)     $0.31
                           =========  =========  =========  =========

Weighted average number
 of common shares:
  Basic                       25,323     24,421     25,150     24,420
  Diluted                     25,323     24,606     25,150     24,489

EBITDA (2)                   $15,436    $15,759    $30,448    $30,289
EBITDAR (2)                   24,553     24,540     48,801     47,652


(1) The non-cash beneficial conversion feature of $14.8 million reflected in the quarter ended June 30, 2004, relates to the closing of the sale of convertible preferred shares at a time when the market price of the common shares exceeded the contractually agreed upon conversion price per common share. The beneficial conversion feature decreases the net income attributable to common shareholders used in the calculation of basic and diluted net earnings (loss) per common share.

(2) EBITDA is defined as income before depreciation and amortization, net interest expense and income taxes. EBITDAR is defined as EBITDA before facility rent. EBITDA and EBITDAR should not be considered as measures of financial performance under accounting principles generally accepted in the United States of America and the items excluded from EBITDA and EBITDAR are significant components in understanding and assessing financial performance. Management routinely calculates and communicates EBITDA and EBITDAR and believes that they are useful to investors because they are commonly used as analytical indicators within our industry to evaluate performance, measure leverage capacity and debt service ability, and to estimate current or prospective enterprise value. EBITDA is also used in measurements under certain covenants contained in our credit agreement. The table below sets forth a reconciliation of net income to EBITDA and EBITDAR.


                             RESCARE, INC.
              Unaudited Financial Highlights (Continued)
                 (In thousands, except per share data)

                            Three Months Ended      Six Months Ended
                                 June 30,              June 30,
                           --------------------  --------------------
                             2004       2003        2004       2003
                           ---------  ---------  ---------  ---------
Net income as reported        $4,530     $4,230     $8,955     $7,678
Add: Interest, net             4,956      6,120     10,041     12,257
     Depreciation and
      amortization             3,054      3,030      6,067      6,035
     Income tax expense        2,896      2,379      5,385      4,319
                           ---------  ---------  ---------  ---------
EBITDA                        15,436     15,759     30,448     30,289
Add: Facility rent             9,117      8,781     18,353     17,363
                           ---------  ---------  ---------  ---------
EBITDAR                      $24,553    $24,540    $48,801    $47,652
                           =========  =========  =========  =========

The Company uses earnings before special items and EBITDA before special items as key performance measures of results of operations for purposes of evaluating performance internally. These non-GAAP measurements are not intended to replace the presentation of our financial results in accordance with GAAP. Rather, the Company believes that the presentation of these non-GAAP measures provides additional information to facilitate the comparison of past and present operations, excluding items that the Company does not believe are indicative of our ongoing operations. The following table sets forth a reconciliation of these non-GAAP amounts to those reported.

                                            Three Months Ended
                                               June 30, 2004
                                                 Net (loss)
                                                  income
                                                attributable
                                                 to common
                                        EBITDA  shareholders     EPS
                                      ---------  ---------  ---------
As reported                             $15,436   $(10,254)    $(0.40)
Special items:
 Non-cash beneficial
  conversion feature                         --     14,784       0.57
 Onex-related expenses                      791        483       0.02
 Effect of higher income tax rate            --        223         --
                                      ---------  ---------  ---------
Amount before special items             $16,227     $5,236      $0.19
                                      =========  =========  =========


                             RESCARE, INC.
              Unaudited Financial Highlights (Continued)
                 (In thousands, except per share data)

                                       June 30,  March 31,   Dec. 31,
                                         2004       2004       2003
                                      ---------  ---------  ---------
Balance Sheet Data:                                         (Audited)
ASSETS
Cash and cash equivalents               $95,421    $37,749    $23,440
Accounts receivable, net                125,133    136,479    129,199
Other current assets                     28,172     27,811     28,732
                                      ---------  ---------  ---------
     Total current assets               248,726    202,039    181,371
Property and equipment, net              68,006     67,847     68,422
Goodwill                                229,555    230,831    230,306
Other assets                             20,909     22,698     22,927
                                      ---------  ---------  ---------
                                       $567,196   $523,415   $503,026
                                      =========  =========  =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities                    $129,408   $138,608   $110,073
Other long-term liabilities              16,645     15,855     16,086
Long-term debt                          169,021    170,144    184,576
Shareholders' equity                    252,122    198,808    192,291
                                      ---------  ---------  ---------
                                       $567,196   $523,415   $503,026
                                      =========  =========  =========

                                                   Six Months Ended
                                                       June 30,
                                                 --------------------
                                                   2004        2003
                                                 ---------  ---------
Cash Flow Data:
Net income                                          $8,955     $7,678
Adjustments to reconcile net income to
 cash provided by operating activities:
  Depreciation and amortization                      6,067      6,035
   Amortization of discount on notes                   582        214
  Deferred income taxes, net                           359        (83)
  Provision for losses on accounts receivable        2,592      3,729
  Tax benefit from exercise of stock options           726         --
  Loss from sale of assets                              --         37
  Gain on extinguishment of debt                        --       (219)
  Changes in operating assets and liabilities       12,310      4,066
                                                 ---------  ---------
   Cash provided by operating activities            31,591     21,457
                                                 ---------  ---------
Cash flows from investing activities:
 Purchases of property and equipment                (5,217)    (8,394)
 Acquisitions of businesses                           (955)    (9,000)
 Proceeds from sales of assets                          32        234
                                                 ---------  ---------
   Cash used in investing activities                (6,140)   (17,160)
                                                 ---------  ---------
Cash flows from financing activities:
 Net repayments of long-term debt                   (3,620)    (2,807)
 Proceeds received from
  exercise of stock options                          3,541         26
 Net proceeds from issuance
  of preferred stock                                46,609         --
                                                 ---------  ---------
   Cash provided by (used in)
    financing activities                            46,530     (2,781)
                                                 ---------  ---------
   Increase in cash and
    cash equivalents                               $71,981     $1,516
                                                 =========  =========

    CONTACT: ResCare
             Nel Taylor, 502-394-2100
             www.rescare.com